UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MID PENN BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2010

Dear Shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on Tuesday, May 4, 2010, at 10:00 a.m., prevailing time. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061.

The Notice of the Annual Meeting and the enclosed proxy statement address the formal business of the meeting. The formal business agenda includes the election of four Class C Directors. At the meeting, management will review the Corporation’s operations during the past year and will be available to respond to questions.

You are encouraged to vote your shares, whether or not you plan to attend the meeting. It is very important that you mark, sign, date and return the accompanying proxy as soon as possible in the postage-paid envelope. If you do attend the meeting and wish to vote in person, you must give written notice to the Corporation’s Secretary, so your proxy will be superseded by any ballot that you submit at the meeting.

Sincerely,

Edwin D. Schlegel
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2010

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m., prevailing time, on Tuesday, May 4, 2010, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, for the following purposes:

1.	To elect four Class C Directors to serve for a three-year term and until their successors are elected and qualified;

2.	To consider and approve the following non-binding proposal:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

3.	To ratify the appointment of ParenteBeard LLC as our independent registered public accounting firm for the year ending December 31, 2010; and

4.	To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

In accordance with the Corporation’s By-laws and action of the Board of Directors, only those shareholders of record at the close of business on February 16, 2010, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. For directions to the annual meeting, please contact Cindy L. Wetzel, Secretary, at (717) 692-2133.

We have enclosed a copy of the Corporation’s Annual Report on Form 10-K (“annual report”) for the year ended December 31, 2009. You may obtain an additional copy of the Corporation’s annual report including the financial statements and any exhibits for the 2009 year, at no cost, by contacting Kevin W. Laudenslager, Vice President and Treasurer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133 or by visiting http://www.cfpproxy.com/5890.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. To vote your shares, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope. If you execute a proxy but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so as described in this proxy statement at any time before your proxy is voted. Submitting a proxy will not prevent you from attending the annual meeting and voting in person if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

Edwin D. Schlegel
Chairman of the Board

Millersburg, Pennsylvania

March 26, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on May 4, 2010. The proxy statement, proxy card and 2009 annual report to shareholders are available at http://www.cfpproxy.com/5890.

NASDAQ Global Market Trading Symbol: MPB

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2010

Mailed to Shareholders on or about March 26, 2010

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FREQUENTLY ASKED QUESTIONS AND ANSWERS

Q.	WHO IS ENTITLED TO VOTE?

A.	Shareholders as of the close of business on February 16, 2010 (the voting record date) are entitled to vote, and each share of common stock is entitled to one vote.

Q.	HOW DO I VOTE?

A.	There are two methods. You may vote by completing and mailing your proxy or by attending the meeting and voting in person. (See page 3 for more details.)

Q.	HOW DOES DISCRETIONARY AUTHORITY APPLY?

A.	If you sign your proxy but do not make any selections, you give authority to Roberta A. Hoffman, Randall L. Klinger and Scott W. Micklewright, as the designated proxy holders for the Corporation, to vote on the election of directors, and any other matters that may arise at the meeting.

Q.	IS MY VOTE CONFIDENTIAL?

A.	Yes. Only the Judges of Elections, our transfer agent, Registrar and Transfer Company, proxy holders and Secretary have access to your proxy. All comments remain confidential unless you ask that your name be disclosed.

Q.	WHO WILL COUNT THE VOTES?

A.	Kathy I. Bordner, Kevin W. Laudenslager and Dennis E. Spotts will review the tabulations of the votes as provided by Registrar and Transfer Company and act as Judges of Elections.

Q.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY?

A.	Your shares are probably registered differently or are in more than one account. Sign and return all proxies to ensure that all your shares are voted. If you have all of your accounts registered in the same name and address, you should only receive one set of proxy materials in future years. If you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent if you hold registered shares. You can contact our transfer agent, Registrar and Transfer Company, at (800) 368-5948.

Q.	WHAT CONSTITUTES A QUORUM?

A.	At the close of business on February 16, 2010, the Corporation had 3,479,780 shares of common stock outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining the presence of a quorum.

Q.	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A.	Approximately 7.05% of our common stock, as of close of business on March 12, 2010. (See page 34 for more details.)

Q.	WHEN ARE THE 2011 SHAREHOLDER PROPOSALS DUE?

A.	As a shareholder, you must submit your proposal in writing by November 26, 2010, to Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. (See page 37 with regard to director nomination procedures.)

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MID PENN BANCORP, INC.

MAY 4, 2010

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

Mid Penn Bancorp, Inc. (“the Corporation”), a Pennsylvania business corporation and registered bank holding company, furnishes this proxy statement in connection with the solicitation by the Corporation’s Board of Directors (“the Board”) of proxies to be voted at the 2010 Annual Meeting of Shareholders. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, May 4, 2010, at 10:00 a.m., Eastern Standard Time. The Corporation’s principal executive office is located at 349 Union Street, Millersburg, Pennsylvania 17061; the telephone number is (717) 692-2133. All inquiries regarding the annual meeting should be directed to Kevin W. Laudenslager, Vice President and Treasurer of the Corporation.

Additional Information

In accordance with Securities Exchange Act Rule 14a-3(3)(1), the Corporation, in the future intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless the Corporation receives contrary instructions from one or more of the shareholders. This method of delivery is known as “householding.” Upon written or oral request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify Cindy L. Wetzel at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 or by calling (717) 692-2133 and informing us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. If you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Corporation’s transfer agent if you hold registered shares. You can contact the Corporation’s transfer agent, Registrar and Transfer Company, at (800) 368-5948.

VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board solicits this proxy for use at the Corporation’s 2010 Annual Meeting of Shareholders. The Corporation’s directors, officers and Bank employees may solicit proxies in person or by telephone, facsimile, email or other similar means without additional compensation. The Corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Corporation sends to its shareholders. The Corporation will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these entities. The Corporation will, upon request, reimburse these third parties for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Only shareholders of record as of the close of business on February 16, 2010, may vote at the annual meeting. The Corporation’s records show that, as of the voting record date, 3,479,780 shares of common stock were outstanding. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors. See “Principal Shareholders” on page 33 for a list of the persons known by the Corporation to be beneficial owners of 5% or more of the Corporation’s common stock.

If your shares are registered directly in your name with the Corporation’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Corporation. As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holders or to vote in person at the meeting. The Corporation has enclosed a proxy for your use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you will receive instructions from the holder of record who has forwarded these materials to you. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, including with respect to director elections, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

By properly completing a proxy, the shareholder appoints Roberta A. Hoffman, Randall L. Klinger and Scott W. Micklewright as proxy holders to vote the shares as indicated on the proxy. Proxy holders will vote any signed proxy, not specifying to the contrary, FOR the election of A. James Durica, Theodore W. Mowery, Donald E. Sauve and William A. Specht, III as Class C directors for three-year terms expiring in 2013, and FOR the non-binding proposal on executive compensation and the ratification of ParenteBeard LLC as the Corporation’s independent registered public accounting firm for 2010.

Quorum and Vote Required For Approval

In order to hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the Corporation’s By-laws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for determining whether shareholder approval of a matter has been obtained.

If a quorum is present, the four candidates for director receiving the highest number of votes cast, even if less than a majority, by shareholders will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees received the highest number of votes. A properly executed proxy that withholds authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

If a quorum is present, approval of the non-binding proposal on executive compensation and ratification of the appointment of ParenteBeard LLC as the Corporation’s independent registered public accounting firm for 2010 will require the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting. Under Pennsylvania law, abstentions are not considered “votes cast” and, accordingly, will not affect the outcome of the voting on the non-binding proposal on executive compensation or the ratification of the appointment of ParenteBeard LLC.

Revocability of Proxy

Shareholders of record who sign proxies may revoke them at any time before they are voted by:

•	delivering a written notice of revocation to Cindy L. Wetzel, Secretary of Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061, before the vote is taken at the annual meeting;

•	delivering a duly executed proxy bearing a later date to the Secretary of the Corporation, before the vote is taken at the annual meeting; or

•	voting in person after giving written notice to the Secretary of the Corporation. (Your attendance at the annual meeting, in and of itself, will not revoke the proxy.)

You have the right to vote and, if desired, to revoke your proxy any time before the vote is taken at the annual meeting. Should you have any questions, please call Cindy L. Wetzel at (717)  692-2133.

Methods of Voting

Shareholders of record can choose one of the following ways to vote:

Voting by Proxy

•	Mark your selections.

•	Date your proxy and sign your name exactly as it appears on your proxy.

•	Mail to the Corporation in the enclosed, postage-paid envelope.

Voting in Person

•	Attend the annual meeting and show proof of eligibility to vote (including proper identification).

•	Obtain a ballot.

•	Mark your selections.

•	Date your ballot and sign your name exactly as it appears in the Corporation’s transfer books.

GOVERNANCE OF THE CORPORATION

Governance

The Board believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. These governance practices, Pennsylvania law (the state of incorporation), the rules and listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities are continually reviewed.

Currently, the Board has ten members. Under the NASDAQ standards for independence, the following directors meet the standards for independence: Jere M. Coxon, Matthew G. DeSoto, A. James Durica, Robert C. Grubic, Gregory M. Kerwin, Theodore W. Mowery, Donald E. Sauve, and William A. Specht, III. This constitutes more than a majority of the Board. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Board considered loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Coxon	Yes	None
Mr. DeSoto	Yes	None
Mr. Durica	Yes	None
Mr. Grubic	Yes	Engineering Services
Mr. Kerwin	Yes	Legal Services
Mr. Mowery	Yes	Insurance Commissions
Mr. Sauve	Yes	None
Mr. Specht	Yes	Safety Equipment

In each case, the Board determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Certain Relationships and Related Transactions” on page 32.

During the year ended December 31, 2009, the Corporation’s and Bank’s Boards of Directors each held thirteen meetings. In addition, the Corporation’s independent Board members held one independent Board Meeting during 2009.

Board Leadership Structure

The Board is led by a non-executive Chairman selected by the Board from time to time. After serving as Interim President and Chief Executive Officer of the Corporation and the Bank from October 29, 2008 to February 25, 2009, Edwin D. Schlegel resumed his position as non-executive Chairman of the Board effective February 25, 2009. The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chairman, among other things: creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:

•	presiding over all meetings of the Board and shareholders, including regular executive sessions of non-management directors of the Board;

•	establishing the annual agenda of the Board and the agendas of each meeting in consultation with the Chief Executive Officer;

•	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Board;

•	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	coordinating periodic review of management’s strategic plan for the Corporation;

•	leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	serving as Acting Chief Executive Officer in concert with the Board until a President/CEO is selected in the event there is a separation with the existing Chief Executive Officer;

•	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

•	consulting with committee chairs about the retention of advisors and experts;

•	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•

working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•

after consulting with other members of the Board and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and committee chairs;

•	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	encouraging active participation by each member of the Board; and

•	performing such other duties and services as the Board may require.

Risk Oversight by Board

The Board oversees all business, property and affairs of the Corporation. The Chairman and the Corporation’s officers keep the members of the Board informed of the Corporation’s business through meetings and by providing reports and other materials to the members.

In addition to the general oversight of Bank business, the Board also reviews a comprehensive quarterly Risk Management Report, prepared by the Bank’s Senior Risk Officer, which includes metrics and trends on ten major risk areas, including asset quality, interest rate risk, capital adequacy and liquidity.

Code of Ethics

In 2003, the Corporation’s and the Bank’s Board of Directors adopted a Code of Ethics that applies to its directors, officers and employees. The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is available on the Investor Relations page of the Bank’s website at www.midpennbank.com.

Shareholder Communications

Any shareholder who wishes to communicate with the Board may send correspondence to Kevin W. Laudenslager, Vice President and Treasurer, Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061. Written communications received from shareholders are shared with the full Board or appropriate committee as warranted. The Board has a complaint procedure for communicating accounting, internal accounting controls and auditing matters. Complaints generated are directed to a separate mailing address, which is under the control of the Chairman of the Audit Committee. Please refer to the Investor Relations page of Mid Penn’s website at www.midpennbank.com for complete details.

A shareholder who intends to nominate an individual for election to the Board (other than a candidate proposed by the Board) must notify the Secretary of the Corporation in compliance with the requirements of Article 10, Section 10.1 of the Corporation’s By-laws. Any shareholder who intends to nominate a candidate for election to the Board must notify the Secretary of the Corporation in writing not less than the earlier of (1) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding Annual Meeting of Shareholders (which would be November 26, 2010 for the 2011 annual meeting), or (2) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission.

Annual Meeting Attendance

All directors attended the 2009 Annual Meeting of Shareholders. While the Corporation does not have a formal policy regarding attendance, all directors are strongly encouraged to attend the Annual Meeting of Shareholders.

Committees and Meetings of the Corporation’s Board

During 2009, the Board maintained four standing committees: Executive, Audit and Compensation Committees, which jointly serve the Corporation and the Bank, and the Nominating and Corporate Governance Committee, which serves only the Corporation. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees, and Chairman Schlegel attends these meetings only when and to the extent requested by the committees. Committee membership is displayed in the following table.

COMMITTEE MEMBERSHIP TABLE

	Nominating and Corporate Governance	Executive	Audit	Compensation	Loan	Trust	Real Estate
	(Corporation only)	(Joint)	(Joint)	(Joint)	(Bank only)	(Bank only)	(Bank only)
Jere M. Coxon	X	X	X	X

Matthew G. DeSoto			X	X	X

A. James Durica	X	X	X			X

Robert C. Grubic	X	X		X	X	X	X

Gregory M. Kerwin	X	X				X	X

Theodore W. Mowery	X		X	X	X

Rory G. Ritrievi		X			X	X	X

Donald E. Sauve			X	X

Edwin D. Schlegel		X

William A. Specht, III				X	X	X	X

Meetings Held in 2009	2	3	9	6	6	5	5

Each of the directors attended at least 75% of the total number of Board meetings and committee meetings for the Corporation and the Bank during their tenure on the Board in 2009.

The function of each of these committees is described below.

NOMINATING AND CORPORATE GOVERNANCE. This committee identifies individuals qualified to become members of the Board. It also evaluates and recommends to the Board, nominees for each election of directors. This committee monitors and makes recommendations to the Board on other matters of policies and practices relating to corporate governance. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined by NASDAQ listing standards). Robert C. Grubic serves as Chairman of this committee.

The Nominating and Corporate Governance Committee has a charter which is available on the Investor Relations page of the Bank’s website at www.midpennbank.com. Candidates for director must be qualified in terms of education, professional experience, business contacts and special skills. Other less tangible, but equally important qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other members of the Board, diplomacy and independent judgment. In addition, candidates should have a vested interest in the Corporation through ownership of Corporation stock. Board candidates, upon their appointment, are required to own 500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Board. The Board recognizes that its members have various abilities to acquire shares beyond the minimum threshold depending on their personal circumstances and may, in special circumstances, extend the two-year period for accumulating 2,500 shares to a longer period of time as determined by the Board. Members of the Board are encouraged to continue to accumulate shares over time to the extent possible considering their personal circumstances.

When developing a list of potential nominees, the Nominating and Corporate Governance Committee may take into consideration names provided by shareholders, directors or executive management. Information is gathered concerning the potential Board member’s location of business and residence, shares owned, profession or business, and deposit and loan relationship with the Bank. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in the Nominating and Corporate Governance Committee Policy and Charter. The Nominating and Corporate Governance Committee screens this information to narrow its search of final candidates to be interviewed. Upon completion of the interviews, the Nominating and Corporate Governance Committee makes a final recommendation to the full Board for appointment. All potential candidates are screened by the same process regardless of whether they were recommended by a shareholder or by another party.

EXECUTIVE. This committee may exercise the authority of the Board in the intervals between the meetings of the Board so far as may be permitted by law. Edwin D. Schlegel serves as Chairman of this committee.

AUDIT. This committee oversees audit coverage, selects the independent registered public accounting firm, reviews the annual and quarterly financial statements of the Corporation and auditor’s reports, and monitors with management and the auditor the system of internal controls and its accounting and reporting practices. All members of the Audit Committee are non-employee directors and are independent as defined by NASDAQ listing standards. The Audit Committee has a charter which is available on the Investor Relations page of the Bank’s website at www.midpennbank.com. A. James Durica serves as the Audit Committee Financial Expert and Chairman of this committee.

COMPENSATION. This committee assures that senior executives are compensated effectively in a manner consistent with the Bank’s compensation strategy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies. This committee also reviews salary adjustments, compensation and benefits programs for all employees and makes recommendations to the Board. All members of the Compensation Committee are independent (as independence is currently defined by NASDAQ listing standards). The Compensation Committee has a charter which is available on the Investor Relations page of the Bank’s website at www.midpennbank.com. Theodore W. Mowery serves as Chairman of this committee.

EXECUTIVE OFFICERS

Executive Officers of the Corporation and the Bank

The following table sets forth, as of the date of this proxy statement, selected information about the Corporation’s and Bank’s executive officers, each of whom is elected by the Board and each of whom holds office at the Board’s discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries
Edwin D. Schlegel	72	Chairman of the Corporation since 2008 and Director since 1991. Director of the Bank since 1981. Interim President and Chief Executive Officer of the Corporation and the Bank from October 29, 2008 to February 25, 2009. Retired Superintendent of Millersburg Area School District.

Robert C. Grubic	58	Vice-Chairman of the Corporation since 2008 and Director of the Corporation and the Bank since 2006. President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc.

Rory G. Ritrievi	46	President, Chief Executive Officer and Director of the Corporation and the Bank since February 25, 2009. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg.

Kevin W. Laudenslager	46	Treasurer of the Corporation since 1998. Senior Executive Vice President and Northern Region President/Chief Operating Officer of the Bank since February 25, 2009. He previously served as Chief Financial Officer of the Bank from 1998 to March 2009.

Cindy L. Wetzel	48	Secretary of the Corporation since 1991. Corporate Secretary of the Bank since 1985 and Vice President of the Bank since 2002.

Edward P. Williams	46	Senior Vice President and Chief Financial Officer of the Bank since March 25, 2009. Vice President and Director of Financial Reporting of the Bank from June 2008 to March 2009. He previously served as Senior Vice President and Director of Financial Operations of Community Banks/Harrisburg.

Terrence M. Monteverde	48	Senior Vice President and Chief Credit Officer of the Bank since November 2, 2009. He previously served as Vice President, Manager of Asset Quality with Metro Bank.

AUDIT COMMITTEE REPORT

The Board adopted a written charter for the Audit Committee. As required by the charter, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

•	reviewed and discussed the fiscal year 2009 audited financial statements with management and the independent registered public accounting firm;

•

discussed with the independent registered public accounting firm, ParenteBeard LLC, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

•

reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Independence Rules and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2009, be included in the Corporation’s annual report and filed with the SEC.

Aggregate fees billed to the Corporation and the Bank by ParenteBeard LLC, (formerly Beard Miller Company, LLP and Parente Randolph, LLC) the independent registered public accountants, for professional services rendered are as follows:

Year Ended December 31,	2009	2008
Audit fees	$137,000	$150,825
Audit related fees	$21,000	$15,800
Tax fees	$8,800	$15,850
All other fees	$0	$0

Audit fees for 2009 include professional services rendered for the audit of the Corporation’s annual consolidated financial statements (including amounts not yet billed but expected to be billed) and review of consolidated financial statements included in Forms 10-Q and the audit of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, including out-of-pocket expenses. Audit fees for 2008 include professional services rendered for the audit of annual financial statements and review of financial statements included in Forms 10-Q or services that have normally been provided by Parente Randolph, LLC (now ParenteBeard LLC) in connection with statutory and regulatory filings or engagements and the audit of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, including out-of-pocket expenses.

Audit related fees for 2009 include assurance and related services related to the performance of employee benefit plan audits. Audit related fees for 2008 include professional services rendered by Parente Randolph, LLC (now ParenteBeard LLC) for the audit of the employee benefit plans.

Tax fees for 2009 include the preparation of state and federal tax returns and tax consultations. Tax fees for 2008 include fees paid to Beard Miller Company LLP (now ParenteBeard LLC) for tax advice and tax preparation.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee, which is comprised of five directors, all of whom are considered “independent” as defined in NASDAQ listing standards. A. James Durica is qualified as a financial expert within the meaning of SEC and NASDAQ listing standards, and the Board has determined that he has accounting and related financial management expertise to satisfy SEC and NASDAQ requirements.

The Audit Committee developed a policy for pre-approval for services provided by the independent auditors. The policy requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other permissible services. Under the policy, pre-approval will generally be provided for up to one year and any pre-approval is detailed as to the particular service or category of services. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Prior to approval, the Committee verifies with the auditor the nature of the proposed services to ensure independence will not be compromised. Under the policy, a de minimis exception is provided whereby pre-approval may be waived for non-audit services that meet all of the following requirements:

•	The aggregate amount of all such services is not more than five percent of the total amount of fees paid to the independent auditor during the year in which the services are provided.

•	Such services were not recognized as non-audit services by the Corporation at the time of the engagement.

•	The services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit.

ParenteBeard LLC advised us that none of its members has any financial interest in the Corporation or the Bank.

Change to Beard Miller Company LLP

On February 25, 2009, the Audit Committee of the Board approved the dismissal of Parente Randolph, LLC. Such termination was effective upon completion of services related to the audit of the Corporation’s December 31, 2008 financial statements. On February 26, 2009, Parente Randolph, LLC, the independent registered public accountants were notified of the dismissal.

The reports of Parente Randolph, LLC on the financial statements of the Corporation for the years ended December 31, 2008 and 2007 did not contain either an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

The Corporation had no disagreements with Parente Randolph, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years or the subsequent interim period, which if not resolved to the satisfaction of Parente Randolph, LLC would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

The Corporation provided Parente Randolph, LLC with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of its Form 8-K. The Corporation requested that Parente Randolph, LLC deliver to the Corporation a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Corporation in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. A copy of the letter of Parente Randolph, LLC was filed as Exhibit 99.1 to its Current Report on Form 8-K.

On February 25, 2009, the Audit Committee of the Board approved the engagement of Beard Miller Company LLP as the Corporation’s independent public accountant for the Corporation’s year ended December 31, 2009 and the interim periods prior to such year-end, subject to completion of Beard Miller Company LLP’s standard engagement acceptance procedures. During the Corporation’s two most recent fiscal years and any subsequent interim period, neither the Corporation nor anyone on its behalf had consulted with Beard Miller Company LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Corporation’s financial statements, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304 (a)(1)(iv) of Regulation S-K, or (iv) any reportable event within the meaning of Item 304 (a)(1)(v) of Regulation S-K.

Change to ParenteBeard LLC

On October 1, 2009, the Corporation was notified that the audit practice of Beard Miller Company LLP was combined with ParenteBeard LLC in a transaction pursuant to which Beard Miller Company LLP combined its operations with ParenteBeard LLC and certain of the professional staff and partners of Beard Miller Company LLP joined ParenteBeard LLC either as employees or partners of ParenteBeard LLC. Accordingly, on October 1, 2009, Beard Miller Company LLP resigned as auditors of the Corporation and, the Audit Committee engaged ParenteBeard LLC as the Corporation’s independent registered public accounting firm.

Prior to engaging ParenteBeard LLC, the Corporation did not consult with ParenteBeard LLC regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard LLC on the Corporation’s financial statements, and ParenteBeard LLC did not provide any written or oral advice that was an important factor considered by the Corporation in reaching a decision as to any such accounting, auditing or financial reporting issue.

As discussed above, Beard Miller Company LLP was appointed as the Corporation’s independent registered public accounting firm on February 25, 2009 for the Corporation’s year ending December 31, 2009 and was not engaged to perform audits of the Corporation’s consolidated financial statements for the years ended December 31, 2008 or 2007.

During the interim period from January 1, 2009 through October 1, 2009, the date of resignation, there were no disagreements with Beard Miller Company LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller Company LLP would have caused it to make reference to such disagreement in its reports.

The Corporation provided Beard Miller Company LLP with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of its Form 8-K. The Corporation requested that Beard Miller Company LLP deliver to the Corporation a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Corporation in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. A copy of the letter of Beard Miller Company LLP was filed as Exhibit 16.1 to its Current Report on Form 8-K.

Audit Committee

A. James Durica, Chairman	Jere M. Coxon
Matthew G. DeSoto	Theodore W. Mowery
Donald E. Sauve

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Qualifications and Nomination of Directors

The Corporation’s By-laws authorize the number of directors to be not less than five (5) nor more than twenty-five (25). The By-laws also provide for three classes of directors with staggered three-year terms of office. Terms of the members of each Class expire at successive annual meetings. Currently, Class A consists of three directors, Class B consists of three directors and Class C consists of four directors.

The Board nominated the four persons named below to serve as directors until the 2013 Annual Meeting of Shareholders and until his successors are duly elected and qualified or until his earlier death, resignation, retirement or removal from office. The nominees are presently members of the Board and have consented to serve another term as a director if re-elected. If the nominees should be unavailable to serve for any reason, a majority of the Board then in office may select someone to fill the vacancy until the expiration of the term of the Class of directors to which he or she is appointed.

The proxy holders intend to vote proxies for the election of each of the four nominees named below, unless you indicate that your vote should be withheld from any or all of them. Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

The Board proposes the following nominees for election as Class C Directors at the annual meeting:

•	A. James Durica

•	Theodore W. Mowery

•	Donald E. Sauve

•	William A. Specht, III

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS CLASS C DIRECTORS OF MID PENN BANCORP, INC.

INFORMATION REGARDING DIRECTOR NOMINEES

AND CONTINUING DIRECTORS

Information, as of the date of this proxy statement, concerning the four nominees to the Board and the six continuing directors appears below. You will find information about their share ownership on page 34.

Current Class A Directors (to serve until 2011)

Matthew G. DeSoto, age 33, has been a director since January 1, 2008. In 2008, Mr. DeSoto became President and Chief Operating Officer of MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Eastern Region President and Executive Vice President. MI Windows and Doors is a nationwide fabricator of window and patio door products for residential projects. Mr. DeSoto is a member of The Ned Smith Center for Nature and Arts Finance Committee. He previously served on the Policy Advisory Board of the Harvard University Joint Center for Housing Studies. Mr. DeSoto attended The Pennsylvania State University obtaining a Bachelor of Science Degree in Marketing. The Board has determined that as President and COO of MI Windows and Doors, Inc., Mr. DeSoto’s knowledge in all aspects of business operations is an asset to the Corporation and qualifies him to serve on the Board as well as on the Audit and Compensation Committees.

Robert C. Grubic, age 58, has been a director since 2006. In 1989, Mr. Grubic became President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc., a consulting engineering firm based in Harrisburg, PA. He has been employed by the firm and its predecessor firm since 1973. Mr. Grubic has a Bachelor of Civil Engineering degree from Villanova University and a Master of Administration Degree from The Pennsylvania State University. Mr. Grubic is a member of the Board of the Harrisburg Regional Chamber of Commerce and serves on the State Registration Board for Professional Engineers, Land Surveyors and Geologists. He has also served on numerous civic and community boards and groups in the greater Harrisburg area. Mr. Grubic has overall management responsibility of the 240 person engineering firm of Herbert, Rowland & Grubic, Inc., including oversight of all financial, administrative, human resources and technical components of the firm. Due to his many years of experience in managing a successful engineering firm, the Board feels Mr. Grubic’s vast knowledge of business operations is invaluable and qualifies him to serve on the Corporation’s Board, serving in the capacity of Vice-Chairman, and on the Corporation’s Executive, Compensation and Nominating and Corporate Governance Committees.

Gregory M. Kerwin, age 59, has been a director since 1999. In 1975, Mr. Kerwin became an associate, and is now senior partner in the firm of Kerwin & Kerwin, Attorneys at Law in Elizabethville, PA. A large part of the practice of the law firm deals in real estate transactions which involve bank financing. Mr. Kerwin has represented hundreds of clients (buyers, sellers, and lenders) participating in such transactions. During the past 34 years, Mr. Kerwin, as solicitor, has represented over ten municipal governments and authorities in Northern Dauphin County. As a result of his association with these organizations, Mr. Kerwin is keenly aware of the strengths, assets and needs of the Bank’s local communities. Mr. Kerwin has a Bachelor of Arts Degree in Political Science from The Pennsylvania State University and a Juris Doctor from The Dickinson School of Law in Carlisle, PA. Because of his legal expertise, his knowledge in managing his own law firm and his knowledge of the Bank’s local community, the Board has determined that Mr. Kerwin adds value to the Corporation and is qualified to serve on the Board, as well as on the Executive and Nominating and Corporate Governance Committees.

Current Class B Directors (to serve until 2012)

Jere M. Coxon, age 67, has been a director since 1991. Mr. Coxon is semi-retired Executive Vice President of both Penn Wood Products, Inc., a manufacturing company, and Appalachian Realty Corp., a real estate holding company, of East Berlin, PA. Mr. Coxon also serves on the Board of Directors of Bethesda Mission in Harrisburg, PA. He received a Bachelor of Arts Degree in Business Management from Texas Wesleyan University and previously worked as a Cost Accountant for Lenox Inc. in Fort Worth, TX. Mr. Coxon has served on the Corporation’s Board since its formation in 1991 and has served on the Bank’s Board of Directors since 1981. The Board has determined Mr. Coxon’s expertise in business and his many years of Board experience add value to the Corporation and qualify him to serve as a Director and also on the Corporation’s Audit, Compensation, Executive and Nominating and Corporate Governance Committees.

Rory G. Ritrievi, age 46, has been a director since February 25, 2009. On February 25, 2009, Mr. Ritrievi joined the Corporation and the Bank as President and Chief Executive Officer. Mr. Ritrievi worked in the financial services industry for more than 23 years. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg, where he managed all aspects of the customer experience including the retail network, lending, marketing and public relations. As Chief Lending Officer, Mr. Ritrievi was responsible for loan production, credit quality and credit administration. Mr. Ritrievi holds a Juris Doctor from Widener University School of Law and a Bachelor of Arts Degree in Economics from the University of Pittsburgh. He was awarded the Widener University School of Law Distinguished Young Alumni honor in 1999. In addition to being named one of Central Penn Business Journal’s Forty under 40, Mr. Ritrievi earned the Central PA Chapter of The Leukemia and Lymphoma Society’s Man of the Year award in 2003.

Mr. Ritrievi also serves on the HACC Foundation Board of Directors. Because of his educational and leadership skills, extensive knowledge and experience in many phases of banking, the Board concluded that Mr. Ritrievi was the right person to lead the Corporation and the Bank and feels that these attributes qualify him to serve as President and CEO of the Corporation and the Bank and also as a member of both Boards and the Executive Committee. His service has been a valuable addition to the Corporation and the Bank.

Edwin D. Schlegel, age 72, has been Chairman of the Board of the Corporation and the Bank since 2008 and has been a director of the Corporation since 1991 and a director of the Bank since 1981. He served as Interim President and Chief Executive Officer from October 29, 2008 to February 25, 2009. Mr. Schlegel is retired and most recently served as Superintendent of the Millersburg Area School District. His employment consisted of class room teacher, school administrator and school district superintendent. He is a member of the Millersburg Board of Education and the Capital Area Intermediate Unit Board of Education. Mr. Schlegel has a Bachelor of Science degree in Education from Shippensburg State College, a Master of Science Degree in Education and certification in Educational Administration from Temple University and a certification (letter of eligibility) of School District Superintendent from Bucknell University. Mr. Schlegel has continued his education by attending various banking seminars. Mr. Schlegel is an active volunteer in the Millersburg community. The Board determined that Mr. Schlegel’s active Board involvement over the past 28 years, his investment in the Corporation and strong leadership skills qualify him to serve as Chairman of the Board of the Corporation and the Bank and as a member of the Executive Committee. The Board has found Mr. Schlegel’s service to be of great value to the Corporation and the Bank.

Current Class C Directors and Class C Director Nominees (to serve until 2013)

A. James Durica, age 62, has been a director since 2003. Mr. Durica is self-employed in Hershey, PA as a financial consultant primarily involving areas of treasury, investments, accounting, Sarbanes-Oxley compliance, planning, and mergers and acquisitions. He previously served as Senior Vice President, Treasurer and Chief Investment Officer of Keystone Financial, Inc., a $7 billion multi-state Banking organization headquartered in Harrisburg, PA, acquired by M&T Bancorp. As head of Keystone’s proprietary mutual fund business segment, Mr. Durica was President of Governor Funds until merged with M&T’s funds in 2001. Mr. Durica also served as CFO and Treasurer in other banking organizations in the past and has over 20 years experience as a senior officer in banking at public companies, along with 10 years experience in public accounting at an international firm. Mr. Durica is a Certified Public Accountant, currently licensed in Pennsylvania and Florida. He has a Bachelor of Science Degree in Accounting from The Pennsylvania State University. He is a member of American Institute of Certified Public Accountants, Florida Institute of Certified Public Accountants and Beta Gamma Sigma, and has chaired committees in FICPA and the Pennsylvania Bankers Association. The Board has determined that Mr. Durica’s vast knowledge of and experience in the financial services and accounting industries qualify him to serve as a member of the Board, Financial Expert and Chairman of the Audit Committee and as a member of the Executive and Nominating and Corporate Governance Committees. The Board has found Mr. Durica’s expertise to be of significant value to the Corporation.

Theodore W. Mowery, age 51, has been a director since 2003. Mr. Mowery is a partner with Gunn Mowery, LLC in Camp Hill, PA. Mr. Mowery is a licensed dealer in life, health, property and casualty insurance. He also holds a Securities Series 6 and 63 license. Mr. Mowery is a founding partner of Gunn Mowery LLC, who currently employs 60 people and manages over $100 million in insurance premiums. He is a founding partner in Gaughen Insurance, Inc., an insurance agency partnering with Gaughen Realty. Mr. Mowery is also a partner in Gunn Mowery Properties, LLC, a real estate holding company. Mr. Mowery serves as a Board member of the Lion Foundation. He is past President of the Camp Hill School Board, past President of the Mental Health Association of Cumberland, Dauphin and Perry Counties and past Board member of the West Shore Country Club. Mr. Mowery has a Bachelor of Arts Degree in Health and Physical Education from Gettysburg College. Due to his vast knowledge of the insurance services industry and his experience in managing all aspects of his own company, the Board has determined that Mr. Mowery has added value to the Corporation and is qualified to serve as a member of the Board, as well as the Audit, Compensation and Nominating and Corporate Governance Committees.

Donald E. Sauve, age 68, has been a director since 1999. Mr. Sauve is retired. He founded his own supermarket business, Don’s Food Market, Inc. in Lykens, PA, and later became a consultant to that company. Mr. Sauve has been involved with banking for many years. He served as a collection agent for Investors Loan Company and served on three bank Boards. He has also attended many banking seminars. Mr. Sauve is active with the Lykens Chamber of Commerce, which is involved with revitalizing the Lykens community. The Board has determined that Mr. Sauve’s business skills in managing all aspects of his own business qualify him to serve on the Board and on the Audit and Compensation Committees.

William A. Specht, III, age 48, has been a director since 2006. Mr. Specht became President and CEO of Seal Glove Manufacturing, Inc. in 2005, where he previously served as Vice President. He is also President of Ark Safety, previously serving as Vice President, and is President of Rescue Remedies, a company purchased in 2006. As President and CEO of his business affiliations, Mr. Specht is knowledgeable in all aspects of business operations. He also serves on the Boards of Directors of all three companies. Mr. Specht previously served as a Board member of MANTEC, a non-profit Corporation, a member of the Consumer Advisory Board of Capital Blue Cross and as a School Board Director of the Millersburg Area School District. Mr. Specht is an active member of the Millersburg community and has served and continues to serve in various capacities with various organizations. The Board has determined Mr. Specht’s knowledge and management of his own business affiliations add value to the Corporation and qualify him to serve on the Board and Compensation Committee.

Compensation of the Board

The Bank participates in the L. R. Webber Associates, Inc. Salary/Benefits Survey, which includes a survey of director fees and benefits. The Bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to the Bank. The Compensation Committee reviews these surveys and recommends to the full Board any changes to the compensation of the Board members for the upcoming year. The Board has the final approval of the compensation of its directors. The following is a summary of director fees:

Board of Director fee	$12,000 annually
Independent Board Meeting fee	$500 per meeting attended
Nominating and Corporate Governance Committee fee	$250 per meeting attended
Executive Committee Meeting fee	$250 per meeting attended
Audit Committee Meeting fee	$325 per meeting attended
Compensation Committee Meeting fee	$300 per meeting attended
Loan Committee Meeting fee (Bank only committee)	$250 per meeting attended
Trust Committee Meeting fee (Bank only committee)	$250 per meeting attended
Real Estate Committee Meeting fee (Bank only committee)	$250 per meeting attended

Mr. Ritrievi did not receive an annual fee for serving on the Board nor did he receive any fees for attending committee meetings. Mr. Schlegel received fees of $6,000 for his services as Chairman, and Mr. Grubic received fees of $3,600 for his services as Vice-Chairman. Mr. Durica was paid $22,040 in fees for services rendered ($2,040 of which relates to services performed during 2008) in his capacity as Chairman of the Audit Committee, which includes his work to prepare for committee meetings and to attend meetings with the Bank’s auditors, compliance consultants, SEC counsel, and other advisors the Bank uses in connection with its audit program. The Board was paid $165,450 in the aggregate, for all Board fees and committee meetings attended in 2009. Messrs. DeSoto and Grubic were paid an additional $100 each for attending a Mid Penn Bank Business Development Advisory Board meeting.

The Bank maintains a deferred fee plan for directors, which enables a director to annually elect to defer payment of up to $8,000 of his fees until he terminates service on the Bank’s Board of Directors. Participating directors may elect to receive either a lump sum or equal monthly installments in an amount equal to his deferral account (plus interest) upon retirement, early termination, disability, change in control or a hardship. If a director dies before distribution of his deferral account commences, his designated beneficiary is entitled to receive the amounts in his deferral account or the projected account balance at the time the Bank adopted the deferred fee plan (limited by the amount of net coverage purchased by the Bank), whichever is greater. Messrs. Grubic, Mowery, Sauve, and Schlegel each deferred $8,000 of their fees for 2009.

In May 1995, the Bank adopted the Mid Penn Bank Director Retirement Plan. Under the Director Retirement Plan, Bank directors who terminate their service on the Board other than for cause with at least five years of service are eligible to receive a retirement benefit. The five-year service requirement is waived if a director’s service is terminated for disability or within 90 days of a change in control. The annual benefit is determined by multiplying the “base retirement amount” for the director’s position ($552.02 for the Chairman, $276.01 for all other directors, which reflect the inflationary adjusted rates for 2009) by the number of full years the member served. The plan contains an annual inflationary adjustment provision. Benefits are paid in cash on a quarterly basis and continue for 60 quarterly payments or the director’s death, if earlier.

The following table summarizes the total compensation that non-employee directors earned for service as directors of the Corporation and the Bank for the year ended December 31,

2009. Mr. Schlegel, Chairman of the Board, also served as Interim President and Chief Executive Officer from January 1, 2009, through February 25, 2009; accordingly, his compensation is disclosed in the Summary Compensation Table.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	Total ($)
Jere M. Coxon	17,900	4,665	22,565
Matthew G. DeSoto	16,875	1,644	18,519
A. James Durica	40,215	3,121	43,336
Robert C. Grubic	23,400	2,837	26,237
Gregory M. Kerwin	16,250	3,309	19,559
Theodore W. Mowery	18,575	2,889	21,464
Donald E. Sauve	17,475	4,086	21,561
William A. Specht, III	17,800	2,534	20,334

(1)	Amounts reflect a change in the mortality table used to value pension benefits based on a change made by the IRS.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board has appointed a Compensation Committee which administers the compensation program. The committee strives to offer a fair and competitive compensation policy to govern named executive officers’ base salaries and to attract and maintain competent, dedicated and ambitious managers whose efforts will enhance the products and services of the Corporation and of the Bank, resulting in higher profitability, increased dividends to the Corporation’s shareholders and appreciation in market value of the Corporation’s common stock.

The elements of compensation for 2009 for the named executive officers were base salary and retirement and health benefits. There was no bonus or incentive compensation program for 2009. Each element of compensation is intended to accomplish a specific goal, so the level of retirement and health benefits for a particular named executive officer were not taken into account when his salary was determined.

Compensation Consultant’s Role in Determining Compensation

Beginning in 2009, the compensation of the named executive officers, including the compensation of the Chief Executive Officer, was determined and approved by the Compensation Committee, subject to ratification by the full Board.

In 2008, Mid Penn Bank hired consultant Sally Williams, President of Webber HR Solutions, LLC to provide recommendations with respect to the compensation of all employees of the Bank, including the named executive officers. Ms. Williams provided surveys and wage/salary data for each position at the Bank in the markets in which the Bank conducts business.

Management’s Role in Determining Compensation

The Compensation Committee considers the views and recommendations of the Chief Executive Officer in making compensation decisions affecting executive officers who report to him. The Chief Executive Officer’s role in recommending compensation programs is to develop and recommend appropriate performance measures and targets for individual compensation levels and to compile competitive benchmark data to assess the competitive labor market. The Chief Executive Officer is not present during discussions or decisions regarding his compensation.

Base Salary

Base salary levels are set to attract and retain executives who can further the strategic objectives. Base salary is a major component of the named executive officers’ compensation, and the Compensation Committee reviews it every year to determine whether the salary is at the appropriate level.

As mentioned above in “Compensation Consultant’s Role in Determining Compensation,” in 2008, the Bank reviewed its current salary and bonus structure for all employees with the assistance of a compensation consultant. The information provided by the compensation consultant established the appropriate ranges in which all the Bank’s employees are compensated, including the named executive officers. The minimum amount indicated in the range for a specific position is paid to all employees in that position who meet the basic qualifications in education and/or experience.

The Compensation Committee made a subjective review of the named executive officers’ performance including general management performance; strategic objectives management; reporting and communication skills; internal cooperation; policy, procedure and regulatory compliance; and public relations. After the Compensation Committee’s review of the named executive officer’s performance, the Compensation Committee using its business judgment determined the appropriate amount of base salary within the salary range.

Benchmarking

The compensation consultant provided the Bank with salary information on bank positions gathered from the L. R. Webber PA Survey for Region 5, L. R. Webber Survey for Asset Size 6 ($500 – $999 million), L. R. Webber Mid Atlantic Survey, America’s Community Bankers Survey, Watson-Wyatt Survey and Department of Labor for Harrisburg MSA. The final compiled survey included predominately financial institutions.

The following institutions were included in the survey based upon their location in Adams, Baltimore (MD), Berks, Cumberland, Dauphin, Franklin, Lancaster, Lebanon, Lehigh, Perry, and York counties:

Adams County National Bank	First National Bank of Marysville
Agchoice Farm Credit	First National Bank of Mercersburg
American Bank	Fleetwood Bank
AmeriChoice Federal Credit Union	Jonestown Bank & Trust Co.
Atlantic Central Bankers Bank	Mid Penn Bank
Bank of Landisburg	New Tripoli Bank
Centric Bank	Orrstown Bank
Ephrata National Bank	Patriot Federal Credit Union
F&M Trust Company	Pennsylvania State Employees Credit Union
Farmers & Merchants Bank	Union National Community Bank
First National Bank of Fredericksburg	York Traditions Bank
First National Bank of Greencastle

The following institutions were included in the survey based upon their asset size of $500 million to $999 million:

Adams County National Bank	First Federal Savings & Loan Assn. of Bucks County
Community Bank & Trust Company	First Keystone National Bank
Ephrata National Bank	First National Bank of Greencastle
ESSA Bank & Trust	Jersey Shore State Bank
F&M Trust Company	Mid Penn Bank
Fidelity Bank	Orrstown Bank
Fidelity Deposit & Discount Bank	QNB Bank
First Citizens National Bank	Washington Federal Savings Bank

Compensation levels at these peer institutions were used to arrive at salary ranges for all the Bank’s employees, including the named executive officers, and as a source of information to educate the Bank on the current trends in executive pay in the Bank’s footprint and to determine if the Bank’s pay scales are in accord with those of its peers. The named executive officers’ base salaries were not solely adjusted based on benchmarking to the salary survey; increases were instead based mostly on individual performance as tied to the salary grid.

Incentive Compensation

Historically, in order to incentivize employees to excel in their performance for the Bank with regard to certain performance standards that the Compensation Committee believed would improve shareholder value, a portion of the named executives’ compensation was paid through a formulized bonus plan. Under the bonus plan in place for 2008, the named executive officers were eligible for a bonus based on achievement of earnings per share growth and core deposit growth.

Certain of the named executive officers also historically participated in other incentive compensation programs. These programs included:

•	The Commercial Lenders Incentive Plan, which purpose was to promote a superior level of performance by the Bank’s lenders to meet and exceed portfolio and quality goals; to motivate, reward, and reinforce superior operating performance both on a department and individual basis; to attract and retain the best commercial lenders; to encourage an atmosphere of teamwork; and to enhance profitability and productivity in support of the Bank’s immediate and future business goals. Payments made under this plan were based on both quantitative and qualitative performance measures.

•	The Business Referral Incentive Program, which rewarded executive officers and employees for referring business to the Bank.

•	The Perfect Attendance Bonus Incentive, under which executive officers and employees were rewarded for having perfect attendance.

•

The Employee Referral Incentive Program, under which employees are eligible to receive awards for locating, recruiting, and referring candidates for openings at the Bank. The amount of the award is based on the position for which the person referred is hired and is paid in two installments, the second of which is subject to the referral completing six months employment at the Bank.

In 2009, all of the Bank’s incentive compensation programs were terminated except for the Employee Referral Incentive Program. The amount paid in 2009 under the Employee Referral Incentive Plan totaled $5,000. No bonuses or incentive compensation were paid to the named executive officers for 2009.

Benefit Plans

The named executive officers also participate in other benefit plans that are generally available to all employees and executive officers. These plans include group life insurance, group disability, health insurance and voluntary dental and vision benefits. The Bank also provides a qualified 401(k) and profit sharing plan for all of the Bank’s eligible employees. The Bank provides an employer match (currently 50% of employees’ contributions, up to a maximum match of 3%) of participant’s contributions to the 401(k) plan. The Bank did not make a profit sharing contribution for 2009. Additionally, the Bank maintains an Employee Stock Ownership Plan (“ESOP”) for all employees who satisfy certain length of service requirements. No contributions were made to participants’ ESOP accounts for 2009.

Executive Agreements

On February 25, 2009, the Bank entered into an employment agreement with Rory G. Ritrievi in connection with his appointment as President and Chief Executive Officer of the Corporation and the Bank. The term of this agreement is two years which will renew automatically for an additional two years on each anniversary of the agreement unless either party gives a ninety day notice of non-renewal. Pursuant to this agreement, Mr. Ritrievi is entitled to an initial base salary, subject to annual review and increase, of $265,000 and to participate in any fringe benefits generally available to the Bank’s salaried officers, other benefits that the Board deem appropriate and reimbursement of any business expenses. The Corporation may terminate Mr. Ritrievi’s employment for “cause” (as defined in the agreement) upon thirty days written notice, and all rights and benefits under this agreement shall terminate upon the termination date. If Mr. Ritrievi is placed on disability leave (as defined in the agreement), he shall receive 100%

of his then salary for ninety days and shall receive 60% of his then salary for up to a maximum of $10,000 per month thereafter until the earlier of his return to work, his death or the expiration of the agreement pursuant to its terms. Notwithstanding the foregoing, such term shall not be longer than twenty-nine months. During his disability leave, Mr. Ritrievi will receive all other benefits due under the agreement. If he dies, the agreement and all benefits under it automatically terminate at the close of the calendar week in which his death occurs. Upon termination by the Bank of Mr. Ritrievi’s employment, other than for cause or upon notice of termination of the agreement, the Corporation shall pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits. Additionally, if Mr. Ritrievi terminates his employment following a change in control or for good reason (as defined in the agreement), the Bank shall pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits. Mr. Ritrievi is subject to customary non-competition, non-solicitation and confidentiality provisions.

On April 1, 2008, the Corporation entered into a change of control agreement with Kevin Laudenslager. Under the agreement, Mr. Laudenslager will receive a lump-sum payment equal to two times his base salary if he is terminated after a change of control or if he terminates employment for good reason, as defined in the agreement, after a change in control. The Compensation Committee believed that it was appropriate to enter into the agreement with Mr. Laudenslager because of his substantial knowledge, ability and experience, which are beneficial to the successful operation of the Corporation. Additionally, by entering into the agreement, the Corporation is giving Mr. Laudenslager the security of knowing that he will receive compensation if he is terminated or terminates for good reason after a change in control during the time of his transition from the Corporation to another company. In exchange for receiving the change in control, Mr. Laudenslager has agreed to non-competition provisions restricting his working for a competitor after a change in control, soliciting clients and employees.

The Corporation was subject to Troubled Asset Relief Program (“TARP”) during 2009, including on December 31, 2009. TARP prohibits the payment of certain amounts deemed to be bonuses or “golden parachutes.” TARP defines the term “golden parachute payment” to mean any payment for the departure for any reason, or any payment due to a change in control, except for payment for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability, or (iii) severance required to be made pursuant to a state statute. Accordingly, the Corporation is prohibited from making certain of the payments described above because of its participation in TARP.

Triggering Events in Contracts

The triggering events contained in Mr. Ritrievi’s employment agreement are termination without cause, termination after a change of control and termination for good reason. The triggering events in Mr. Laudenslager’s change of control agreement are a termination without cause or a termination for good reason after a change of control. The Compensation Committee wanted to provide Messrs. Ritrievi and Laudenslager with the security of knowing that if he is terminated in one of those scenarios, he would receive some form of compensation during the transition phase from working for the Corporation/Bank to finding another position. The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encourage Messrs. Ritrievi and Laudenslager to act in the best interests of the shareholders in evaluating any change of control opportunities and keep them focused on running the Corporation in the face of real or rumored corporate transactions. In addition, each contract contains a non-competition provision, whereby the executive is not allowed to compete with the Corporation or solicit customers of the Corporation for a specific period of time.

Material Differences in Named Executive Officers’ Compensation

The Compensation Committee determined the amount and type of compensation that is paid to the named executive officers based on the salary and benefit survey information provided by the compensation consultant. The Compensation Committee considers the salary ranges for the particular positions and has maintained executive salaries in the salary ranges for these executive positions. The Compensation Committee considers the performance of each named executive as another consideration in determining annual base salary increases. There were no material differences in the percentage of salary adjustments among the named executive officers. The differential between salary levels for each of the named executives is primarily driven by salary differentials in the salary survey with consideration also given to the experience and time in their respective positions.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments. As part of the TARP requirements, as further discussed below, the Bank agreed that it will not take a deduction for any compensation paid in excess of $500,000 to any named executive officer which would not be deductible if Internal Revenue Code Section 162(m)(5) applied to the Bank. The Bank’s compensation levels are less than $500,000; therefore, this agreement does not affect the named executive officers’ levels of compensation.

Equity Compensation Plans

The Corporation does not currently maintain any equity compensation plans for executives or Board members. The Board has determined that at this time equity compensation is not consistent with the Corporation’s philosophy and approach to compensation.

TARP Requirements

In December 2008, Mr. Laudenslager’s change of control agreement, the only executive compensation agreement with a named executive officer in place as of December 2008, was amended to provide for a gross-down provision in the event that the payments under the change in control agreement were considered parachute payments under the Internal Revenue Code. This change was a requirement of the Interim Final Rule promulgated pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”).

Additionally, the Compensation Committee met with the Senior Risk Officer to identify those incentives for executives that may cause the executives to take unnecessary and excessive risks that threaten the value of the Bank. There were none. The Compensation Committee also discussed and reviewed the relationship between the Bank’s policies and practices and the named executive officers’ compensation arrangements.

The executive compensation for named executive officers does not encourage excessive and unnecessary risk taking as the majority of compensation is in the form of base salary. The Bank’s compensation programs do not encourage executives to take excessive and unnecessary risks as their compensation is not directly tied to specific Corporation performance metrics.

The Bank’s bonus plan was amended in February 2009 to comply with the clawback provisions mandated in The American Recovery and Reinvestment Act, which requires a provision in the plan for the recovery by the Bank of any bonus or incentive compensation paid to a named executive officer and any of the next 20 most highly compensated employees based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate. The named executive officers also signed an omnibus agreement agreeing to have their compensation limited by the mandates contained in The American Recovery and Reinvestment Act, if applicable. The Bank’s bonus plan has since been eliminated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.

The Bank currently offers an employment agreement for its Chief Executive Officer, and the Corporation offers a change of control agreement for its Chief Financial Officer. It was determined that after review of each of the above agreements that neither of them encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Corporation or the Bank. In this regard, both the employment agreement and the change of control agreement provide for severance payments if a termination of employment occurs under certain circumstances. As discussed under “Compensation Discussion and Analysis,” due to the Corporation’s participation in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, neither the Chief Executive Officer or Chief Financial Officer are able to receive any severance payments if the respective employments are terminated for reasons specified in the respective agreements before the preferred stock issued to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program is redeemed. Additionally, the Corporation and the Bank are unable to pay any cash bonus or grant any new stock options to its most highly compensated employee due to restrictions imposed on TARP Capital Purchase Program participants. Other than the Employee Referral Incentive Program, the Corporation and the Bank do not offer any employee compensation arrangements that provide for variable cash bonus compensation, commission or incentive payments. The Compensation Committee reviewed the terms, structure and implementation of the Employee Referral Incentive Program. The Compensation Committee determined that such arrangement does not encourage unnecessary and excessive risks that threaten the value of the Corporation or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

The Compensation Committee certifies that:

(1) It has reviewed with the Senior Risk Officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation;

(2) It has reviewed with the Senior Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

Compensation Committee

Theodore W. Mowery, Chairman	Jere M. Coxon
Matthew G. DeSoto	Robert C. Grubic
Donald E. Sauve	William A. Specht, III

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Corporation has no Compensation Committee interlocks. Messrs. Mowery, Coxon, DeSoto, Grubic, Sauve and Specht constitute all of the directors who served on the Compensation Committee at any time during 2009. Each of them is an independent outside director. None of them is a current or former officer or employee of the Corporation. During 2009, the Bank engaged in customary banking transactions and had outstanding loans to certain of its directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features. Edwin D. Schlegel, Chairman of the Board, and Rory G. Ritrievi, President and Chief Executive Officer of the Corporation, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Ritrievi did not participate in determining his own compensation.

EXECUTIVE COMPENSATION

The following discussion provides details of the various components of executive compensation.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to the Corporation or the Bank for the years ended December 31, 2009, December 31, 2008, and December  31, 2007, for the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (4)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Rory G. Ritrievi President and Chief Executive Officer (1)	2009	222,192	—	—	—	—	—	2,526	224,718

Kevin W. Laudenslager Senior Executive VP Northern Region President/Chief Operating Officer and Chief Financial Officer	2009 2008 2007	162,760 108,983 98,967	— 1,635 —	— — —	— — —	— 1,510 500	— — —	25,729 10,437 10,917	188,489 122,565 110,384

Edwin D. Schlegel Chairman of the Board; former Interim President and Chief Executive Officer (2)	2009 2008	51,647 51,863	— —	— —	— —	— —	3,629 —	— —	55,276 51,863

Eric S. Williams former Executive VP and Chief Lending Officer (3)	2009 2008 2007	80,371 120,250 115,000	— 1,804 —	— — —	— — —	— 21,699 410	— — —	22,680 11,543 13,311	103,051 155,296 128,721

(1)	Mr. Ritrievi commenced employment with the Corporation and the Bank on February 25, 2009.
(2)	Mr. Schlegel served as Interim President and Chief Executive Officer from October 29, 2008 through February 25, 2009.
(3)	Mr. Williams terminated employment with the Bank on July 31, 2009.
(4)	The totals for Mr. Schlegel include $19,000 and $19,975 that was paid to Mr. Schlegel for service on the Bank’s Board of Directors for 2009 and 2008, respectively.
(5)	Mr. Laudenslager earned $1,000 under the Employee Referral Incentive Program, $500 as a perfect attendance bonus and a business referral incentive of $10 during 2008. He earned a perfect attendance bonus of $500 in 2007. These amounts were previously reported in “All Other Compensation.”

Mr. Williams earned $400 as a perfect attendance bonus in 2008. He earned a perfect attendance bonus of $400 and a business referral incentive of $10 in 2007. These amounts were previously reported in “All Other Compensation.” Mr. Williams also earned $21,299 under the Lender Incentive Program for 2008 which was paid in 2009.

(6)	The totals for Mr. Schlegel include the value of the change in value of his benefit under the Director Retirement Plan in the amounts of $3,629 and ($11,725) for 2009 and 2008, respectively. The negative value for 2008 resulted from a decrease in the discount rate used to measure the liability, Mr. Schlegel’s continued active service beyond age 70 and the change in benefits which limits payment to 15 years.
(7)	Includes the following amounts that were paid to or on behalf of the named executive officers:

	Year	Ritrievi	Laudenslager	Williams
401(k) Match	2009	—	$4,883	$2,219
	2008	—	$7,629	$8,418
	2007	—	$8,412	$10,362

ESOP Contribution	2009	—	—	—
	2008	—	$2,180	$2,405
	2007	—	$1,979	$2,300

Life Insurance	2009	$599	$846	$461
	2008	—	$628	$720
	2007	—	$526	$649

Car Allowance	2009	—	$20,000	—
	2008	—	—	—
	2007	—	—	—

Personal Use of Company Vehicle	2009	$1,927	__	__
	2008	__	__	__
	2007	__	__	__

Release Payment	2009	—	—	$20,000
	2008	—	—	—
	2007	—	—	—

Total	2009	$2,526	$25,729	$22,680
	2008	—	$10,437	$11,543
	2007	—	$10,917	$13,311

PENSION BENEFITS – 2009

As described under the caption “Compensation of the Board,” the Bank maintains the Mid Penn Bank Director Retirement Plan for its directors. As a director of Mid Penn Bank, Mr. Schlegel participates in the Director Retirement Plan. No other named executive officer currently participates in the Director Retirement Plan.

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Edwin D. Schlegel	Director Retirement Plan	29	97,988	0

NONQUALIFIED DEFERRED COMPENSATION – 2009

As described under the caption “Compensation of the Board,” directors are permitted annually to elect to defer receipt of up to $8,000 in directors’ fees. As a director of Mid Penn Bank, Mr. Schlegel has elected to defer certain of his fees under this arrangement. No other named executive officer is eligible to participate in a deferred compensation plan (other than the qualified retirement plans, which are generally available to all employees) in connection with his employment.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
Edwin D. Schlegel
Deferred Fee Arrangement	8,000	0	2,256	0	70,088

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

It was determined that the appropriate triggering events for payments under certain plans are retirement, early retirement, disability, change of control and death. These triggers are standard in the financial industry and are appropriate to accomplish the intent of providing an incentive for longevity. None of the named executive officers will be able to collect any post-termination payments while the Corporation’s preferred stock issued under the Troubled Asset Relief Program remains outstanding.

The Bank may terminate Mr. Ritrievi’s employment for “cause” (as defined in the agreement) upon thirty days written notice, and all rights and benefits under this agreement shall terminate upon the termination date. If Mr. Ritrievi is placed on disability leave (as defined in the agreement), he receives 100% of his then salary for ninety days and 60% of his then salary for up to a maximum of $10,000 per month thereafter until the earlier of his return to work, his death or the expiration of the agreement pursuant to its terms, not to exceed twenty-nine months. During his disability leave, Mr. Ritrievi will receive all other benefits due under the agreement.

If he dies, the agreement and all benefits under it automatically terminate at the close of the calendar week in which his death occurs. Upon termination by the Corporation of Mr. Ritrievi’s employment other than for cause or upon notice of termination of the agreement, the Corporation is required to pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits. Additionally, if Mr. Ritrievi terminates his employment following a change in control or for good reason (as defined in the agreement), the Bank is required to pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits.

Upon a termination after a change in control without cause or for good reason, Mr. Laudenslager would receive two times his annual salary.

On September 3, 2009, Mr. Williams received a payment of $20,000 relating to his termination of employment, in exchange for a release.

The following table sets forth certain information with respect to severance benefits under an employment agreement or change in control agreement with a named executive officer based on compensation received for the year ended December 31, 2009:

				Absent Change in Control		After Change in Control
	Disability			Involuntary Termination without Cause (1)	Voluntary Termination for Good Reason	Involuntary Termination without Cause (1)	Voluntary Termination for Good Reason (2)
Rory G. Ritrievi (6)
Severance (3)	$0	to	$204,187	$527,819	$527,819	$527,819	$527,819
Medical continuation (4)	$0	to	$11,271	$9,755	$9,755	$9,755	$9,755
Value of accelerated stock options (5)			$0	$0	$0	$0	$0
Value of accelerated restricted stock (5)			$0	$0	$0	$0	$0
Potential reduction in payout due to operation of Code Section 280G			$0	$0	$0	$0	$0

Total	$0	to	$215,458	$537,574	$537,574	$537,574	$537,574

Kevin W. Laudenslager (6)
Severance (3)			$0	$0	$0	$213,852	$213,852
Medical continuation (4)			$0	$0	$0	$6,635	$6,635
Value of accelerated stock options (5)			$0	$0	$0	$0	$0
Value of accelerated restricted stock (5)			$0	$0	$0	$0	$0

Total			$0	$0	$0	$220,487	$220,487

(1)	With respect to Mr. Ritrievi, severance provision is also triggered in the event the Bank provides him with a notice of termination of his agreement.
(2)	With respect to Mr. Ritrievi, severance provision is also triggered in the event he terminates his employment for any reason within 180 days following a change in control. With respect to Mr. Laudenslager, severance provision is also triggered in the event he terminates his employment for any reason within 30 days following the first anniversary of a change in control.
(3)	For severance and medical continuation payment calculation, and time and form of such payments, see “Executive Agreements” and “Triggering Events.”
(4)	Assumes no increase in the cost of welfare benefits.
(5)	No unvested equity awards outstanding as of December 31, 2009.
(6)	On December 19, 2008, the Corporation sold preferred stock to the Treasury under the Capital Purchase Program. As a result, pursuant to Section 111 of the EESA, the Corporation is prohibited from making any payments (or accelerate any vesting) with respect to the named executive officers and any of the next five most highly compensated employees in connection with a separation from service or change in control (except for payments on account of death or disability or for services performed or benefits accrued) during the period in which any obligation arising from such sale remains outstanding. Accordingly, the Corporation and Bank are currently prohibited from making all of the payments set forth in the above table, except for those set forth under the heading “Disability.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neither the Corporation nor the Bank have entered into any material transactions, proposed or consummated, with any director or executive officer of the Corporation or the Bank, or any associate of the foregoing persons. From time to time, the Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $10,000 must be approved by the Board prior to any commitment by the Bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Board, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Board for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Board on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

The Bank has made loans to the Corporation’s and the Bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

BENEFICIAL OWNERSHIP OF MID PENN BANCORP’S STOCK

HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on February 16, 2010, more than 5% of the outstanding shares of the Corporation’s common stock.

Beneficial ownership of the Corporation’s common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 16, 2010.

Name and Residual Address of Beneficial Owner	Number of Shares	Percent of Class
Inter vivos trust, for the benefit of Ruth Gilbert McCarty & Anna C. Gilbert Woodside, with NEBCO, the Trust Department of Mid Penn Bank, as Trustee 349 Union Street, Millersburg, Pennsylvania 17061(1)	177,386	5.10%

(1)	The Trustee retains sole investment power over the shares of the Corporation’s common stock held by the Trust. Such shares are voted, pursuant to the terms of the Trust, by the decision of a majority of the three longest-serving directors of the Bank.

Share Ownership by the Directors, Officers and Nominees

The following table shows, as of March 12, 2010, the amount and percentage of the Corporation’s common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the Corporation as a group.

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 16, 2010.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jere M. Coxon	54,896	(1)	1.58%
Matthew G. DeSoto	3,675	(2)	0.11%
A. James Durica	3,644	(3)	0.10%
Robert C. Grubic	24,666		0.71%
Gregory M. Kerwin	24,354	(4)	0.70%
Theodore W. Mowery	3,381		0.10%
Rory G. Ritrievi	5,010		0.14%
Donald E. Sauve	3,251	(5)	0.09%
Edwin D. Schlegel	82,328	(6)	2.37%
William A. Specht, III	33,911	(7)	0.97%
Kevin W. Laudenslager	1,692		0.05%
All Officers and Directors as a Group (14 persons)	245,166	(8)	7.05%

(1)	Includes 1,789 shares held by Mr. Coxon’s spouse.
(2)	Includes 78 shares held by Mr. DeSoto as a 50% owner in a partnership account, for which he has sole voting power.
(3)	Includes 551 shares held jointly by Mr. Durica and his spouse.
(4)	Shares held jointly by Mr. Kerwin and his spouse.
(5)	Shares held jointly by Mr. Sauve and his spouse.
(6)	Shares held jointly by Mr. Schlegel and his spouse.
(7)	Includes 2,701 shares held jointly by Mr. Specht and his spouse. Mr. Specht is trustee of a family trust of which 15,783 shares are held for the benefit of Janet E. Specht and 15,427 shares are held for the benefit of William A. Specht, Jr.
(8)	Includes a total of 2,625 shares purchased subsequent to the record date of February 16, 2010.

PROPOSAL NO. 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 amended Section 111 of the Emergency Economic Stabilization Act of 2008 to require companies participating in the Capital Purchase Program under the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officers found in this proxy statement. On December 19, 2008, the United States Department of the Treasury purchased $10 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, under the Troubled Asset Relief Program Capital Purchase Program and is submitting the following resolution for the approval of the shareholders:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into consideration the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICERS (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF

PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee of the Board has appointed ParenteBeard LLC as its independent registered public accounting firm for the year ending December 31, 2010. Services provided to the Corporation and the Bank by ParenteBeard LLC in 2009 are described under the “Audit Committee Report,” above.

The Corporation is asking its shareholders to ratify the selection of ParenteBeard LLC as its independent registered public accounting firm. Although this ratification is not required by the Corporation’s By-laws or otherwise, the Board is submitting the selection to its shareholders for ratification as a matter of good corporate practice.

Representatives of ParenteBeard LLC will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

No determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment. In order to provide greater certainty with respect to auditing fees and costs, during 2009, the Corporation engaged ParenteBeard LLC as its independent auditors for a three-year period. In the event that shareholders do not ratify the appointment of ParenteBeard LLC, the Audit Committee would take a number of factors into account in determining its course of action, including its evaluation of the services provided by ParenteBeard LLC and the remaining term of the Corporation’s engagement of ParenteBeard LLC. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of these forms, or written representations from certain reporting persons, the Corporation believes that, during the period from January 1, 2009 through December 31, 2009, none of its officers or directors failed to file on a timely basis any reports required under Section  16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in the Corporation’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporation no later than November 26, 2010. All proposals must comply with the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and the shareholder proposal provisions of Section 2.6 of the Corporation’s By-laws. If a shareholder proposal is submitted to the Corporation after November 26, 2010, it is considered untimely, and the Corporation is not obligated to include it in the 2011 proxy statement. Similarly, in compliance with the Corporation’s By-laws, shareholders wishing to nominate a candidate for election to the Board must notify the Corporation’s Secretary in writing no later than 120 days in advance of the meeting. Shareholders must deliver any proposals or nominations in writing to the Secretary of the Corporation at its principal executive office, 349 Union Street, Millersburg, Pennsylvania 17061. See page 7 for more information about nominations to the Board.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those discussed in this proxy statement or referred to in the accompanying Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Corporation.

z ☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MID PENN BANCORP, INC.	{

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Roberta A. Hoffman, Randall L. Klinger and Scott W. Micklewright and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Mid Penn Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, May 4, 2010 at 10:00 a.m., prevailing time, and at any adjournment or postponement of the meeting as follows:

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Please be sure to date and sign	Date
this proxy card in the box below.

Sign Above
x

		For	With- hold	For All Except
1.	ELECTION OF FOUR CLASS C DIRECTORS TO SERVE FOR A THREE-
YEAR TERM AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

A. James Durica, Theodore W. Mowery, Donald E. Sauve, William A. Specht, III

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		For	Against	Abstain
2.	PROPOSAL TO APPROVE THE FOLLOWING NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION:

“RESOLVED, THAT THE SHAREHOLDERS HEREBY APPROVE THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE), REGARDING NAMED EXECUTIVE OFFICERS IN THIS PROXY STATEMENT.”

		For	Against	Abstain
3.	RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

The Board of Directors recommends a vote FOR these nominees, FOR this advisory vote on executive compensation and FOR the ratification of the appointment of accountants.

4.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.		è
y

ã    Detach above card, sign, date and mail in postage paid envelope provided.    ã

MID PENN BANCORP, INC.

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO

REGISTRAR AND TRANSFER COMPANY IN THE ENCLOSED ENVELOPE.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN,

PLEASE GIVE FULL TITLE.

IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY,

EACH OWNER SHOULD SIGN.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/5890	5890